                                                                    Exhibit 23.1


         CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

To: Sub Surface Waste Management of Delaware, Inc.

    As independent registered certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form SB-2, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated December 13, 2003 relating to the consolidated financial statements of Sub Surface Waste Management of Delaware, Inc. and to the reference to our Firm under the caption "Experts" appearing in the Prospectus.


                                  /s/RUSSELL BEDFORD STEFANOU  MIRCHANDANI LLP
                                  Russell Bedford Stefanou Mirchandani LLP





McLean, Virginia
November 4, 2004